FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-05

Sent: Thursday, May 18, 2017 11:08 AM
Subject: CFCRE 2017-C8 ***PRICING SPOTS***

Tenor	Swap Spread
2yr	22.50
3yr	18.50
4yr	13.0
5yr	6.25
6yr	0.75
7yr	-5.00
8yr	-5.00
9yr	-6.00
10yr	-7.5
UST	Price
2yr	99-31
3yr	100-05.75
5yr	100-16.75
7yr	99-26
10yr	101-11

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Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. ("Cantor") and is for information purposes only.  Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable.  Not an offer, solicitation or confirmation of terms.  Information provided is believed reliable, but Cantor does not warrant its accuracy.  Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests.  No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.
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